UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 7, 2011

Commission File Number 333-161795

FOREX INTERNATIONAL TRADING CORP.
(Exact name of small business issuer as specified in its charter)

Nevada	27-0603137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Moria 30 Avenue, Haifa, Israel 34572
(Address of principal executive offices)

888-333-8075
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into A Definitive Agreement
Item 2.01                      Completion of Acquisition or Disposition of Assets
Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 17, 2010, Forex International Trading Corp. (the “Company”) entered into a Share Exchange Agreement (the “APH Agreement”) with APH pursuant to which the Company agreed to acquire 17,924 ordinary shares of Triple 8 Limited, a corporation organized under the laws of Cyprus, engaged in the business of operating a Forex trading platform (“Triple”) in consideration  of 36,000,000 shares of common stock of the Company as well as a 6%  Convertible Note in the principal amount of $1,200,000 due February 15, 2011 (the “APH Note”).  On December 30, 2010, the Company and APH entered into an amendment to the APH Agreement whereby the number of shares to be delivered by the Company was reduced from 36,000,000 to 25,000,000. The APH transaction closed on December 30, 2010 with an effective date of October 1, 2010 representing the acquisition of approximately 45% of Triple.  The APH Note was secured by 7,984 shares of Triple. The Company defaulted on the APH Note and the Company has never made a payment under the APH Note.

On April 5, 2011 $200,000 of the APH Note was assigned to a third party, which converted the assigned portion into 2,500,000 shares of common stock.  On April 5, 2011, the Company and APH entered into an agreement whereby APH agreed to extend the maturity date of the defaulted APH Note from February 15, 2011 to June 30, 2011 and APH agreed to return the 33,000,000 shares of common stock (of which 8,000,000 shares of common stock were purchased by APH from a third party) held by APH to the Company for cancellation and the Company issued APH 100,000 shares of Series A Preferred Stock (the “APH Stock”). On April 5, 2011, the Company entered into and closed a Share Exchange Agreement with HAM pursuant to which it acquired 1,996 ordinary shares of Triple (representing an approximate additional 4.9% of Triple) in consideration of 12,000 shares of Series A Preferred Stock (the “HAM Stock”) and a 6% Convertible Debenture due June 30, 2011 in the amount of $600,000 (the “HAM Note”). APH and HAM have assigned the remaining portion of the APH Note in the amount of $1,000,000 and the HAM Note, respectively, to Cordellia d.o.o., a Croatian company (“CDOO”), third party which is not affiliated with the Company.

The APH Note and the HAM Note are in default and HAM, at the direction of CDOO, the holder thereof, provided in writing an acceleration notice to the Company in September 2011.

In order to avoid costly litigation and the potential detrimental impact of a judgment to the Company as a result of two defaults, the Company agreed to enter into that certain Annulment of Share Purchase Agreement with Triple, APH, HAM and a third party 888 Markets (Jersey) Limited dated December 6, 2011 (the “Annulment”) whereby, as a result of the parties agreement to unwind the ownership interest in Triple, Triple has agreed to pay the Company $2,001,000 over time with the initial payment of $732,000 within three days of the Annulment, $68,214 in January 2012, $73,214 per month from February 2012 through October 2012 and final payment of $541,860 in November 2012 (the “Triple Payments”). If Triple fails to make any of the Triple Payments for a period of 60 days, then Triple will transfer 17,924 ordinary shares of Triple (representing approximately 44.9% of Triple) to the Company and Triple will not be entitled to have  the previous Triple Payments returned.  On December 7, 2011, the Annulment closed and the Company received from Triple cash in the amount of $670,000 and additional approximately $62,000 from Paragonex Limited. As such, the effective date of closing by all parties set to be December 7, 2011.

In order to expedite the closing of the Annulment, the Company, APH, HAM and CDOO entered into a Settlement and Foreclosure Agreement (the “Settlement Agreement”), whereby the Company provided CDOO, as the assignee of HAM and APH, with the ability to foreclose on all shares of Triple held by the Company in consideration of the termination of the APH Note and the HAM Note, which are presently in default, and the issuance of a new promissory note in the name of CDOO in the principal amount of $1,000,000 (the “CDOO Note”).  The CDOO note bears interest at the rate of ten percent (10%) per annum and is due and payable in full on November 30, 2012.  In the event that Triple fails to make the Triple Payments, then the amount payable under the CDOO Note shall be reduced by half of the amount of the missed payment.  In addition, APH and HAM have also agreed to return to the Company for cancellation all of the APH Stock and all of the HAM Stock and APH, HAM and CDOO have provided a full release of the Company. As a result of the cancellation of the APH Stock and the HAM Stock, APH and HAM will no longer own securities in the Company and the Company will have 34,254,085 shares of common stock issued and outstanding (49,254,085 shares of common stock on fully diluted basis).

The foregoing information is a summary of the Agreement involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of the agreement, which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review the Agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01                      Financial Statements and Exhibits

Exhibit Number	Description

4.1	Promissory Note dated November 30, 2011 issued to Cordellia d.o.o. in the amount of $1,000,000

10.1	Settlement and Foreclosure Agreement between Forex International Trading Corp., AP Holdings Limited, H.A.M Group Limited and Cordellia d.o.o.

10.2	Annulment of Share Purchase Agreement dated December 5, 2011 between Triple 8 Limited, AP Holdings Limited, H.A.M Group Limited and 888 Markets (Jersey) Limited

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FOREX INTERNATIONAL TRADING CORP.

Date: December 12, 2011	By:	/s/ Liat Franco
	Name:	Liat Franco
	Title:	CEO, President, CFO, Secretary, Treasurer and Director